Exhibit 99.1

Contact: Contact Kenn Entringer at Casey Communications, Inc., (314) 721-2828. kentringer@caseycomm.com

April 20, 2016

Record of Continuous Pay Outs Reaches Year 82

as Cass Information Systems, Inc. Declares

$0.22 per Share Dividend for Second Quarter of 2016

ST. LOUIS – Cass Information Systems, Inc. (NASDAQ: CASS), the nation’s leading provider of transportation, energy, telecom and waste invoice payment and information services, is extending its record of paying regularly scheduled cash dividends into year 82.

On April 18, 2016, the company’s board of directors declared a second quarter dividend of $.22 per share payable June 15, 2016 to shareholders of record June 3, 2016. Cass has continuously paid regularly scheduled cash dividends since 1934.

“Our board is pleased that the company’s operating results and financial strength once again enable it to enhance shareholder value and to tangibly demonstrate its optimism about the long-term prospects of Cass,” said Eric H. Brunngraber, Cass chairman and chief executive officer.

About Cass Information Systems

Cass Information Systems, Inc. is a leading provider of integrated information and payment management solutions. Cass enables enterprises to achieve visibility, control and efficiency in their supply chains, communications networks, facilities and other operations. Disbursing $40 billion annually on behalf of clients, and with total assets of $1.5 billion, Cass is uniquely supported by Cass Commercial Bank. Founded in 1906 and a wholly owned subsidiary, Cass Bank provides sophisticated financial exchange services to the parent organization and its clients. Cass is part of the Russell 2000®. More information is available at www.cassinfo.com.

Note to Investors

Certain matters set forth in this news release may contain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. However, such performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements. For a discussion of certain factors that may cause such forward-looking statements to differ materially from the company’s actual results, see the company’s reports filed from time to time with the Securities and Exchange Commission including the company’s annual report on Form 10-K for the year ended December 31, 2015.

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